Exhibit 99.1

FOR IMMEDIAET RELEASE

HC2 Holdings to Participate at the B. Riley 18th Annual Investor Conference

New York, May 16, 2017 (GlobeNewswire) -HC2 Holdings, Inc. (“HC2”) (NYSE: HCHC), a diversified holding company that focuses on acquiring and operating businesses that it considers to be under or fairly valued and growing its acquired businesses, announced today that it will be participating at the B. Riley 18th Annual Investor Conference in Santa Monica, CA, on Thursday, May 25, 2017 at 1:30 p.m. PT (4:30 p.m. ET).
HC2’s executive management team including Philip A. Falcone, Chairman, Chief Executive Officer and President, Michael J. Sena, Chief Financial Officer and Andrew G. Backman, Managing Director of Investor Relations and Public Relations will be participating at the conference.
The Company’s presentation will be broadcast live over the internet and can be accessed through the Company's website, www.hc2.com. To listen, please go to the website's "Investor Relations" section at least 15 minutes prior to the start of the broadcast to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly following the conference on the HC2 website.
About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Construction (formerly Manufacturing), Marine Services, Energy (formerly Utilities), Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact:
Andrew G. Backman
Managing Director -Investor Relations & Public Relations
abackman@hc2.com
212-339-5836